                           SMA LIFE ASSURANCE COMPANY

===========================Children's Insurance Rider===========================

This Certificate Rider is evidence that the insured is covered for this benefit under the rider attached to the group policy if it is shown in the Certificate Schedule. The insured under the certificate is the insured under the rider. "Insured child" is defined below.

=====================================Benefit====================================

Benefit--We will pay the children's insurance benefit upon receipt of due proof that an insured child died while coverage under the rider was in force. The amount of the children's insurance benefit is shown in the Certificate Schedule. Unless requested otherwise, the beneficiary under the rider is the owner.

Insured Child Description--"Acquired" means born, legally adopted or attained the status of stepchild.

"Insured Child" means an acquired child of the insured who:

- is named in the enrollment form for the rider and on the date of the enrollment form has not reached his or her 18th birthday; or

- is acquired during the insured's lifetime after the date of the enrollment form but before such child's 18th birthday.

No child can be an insured child while under the age of 14 days. A person will cease to be an insured child on the certificate anniversary nearest the earlier of the insured child's 25th birthday and/or the insured's 65th birthday.

Period of Term Insurance--The term insurance on each insured child will begin on the effective date of coverage under the rider if the child is an insured child on such date; otherwise the term insurance will begin on the date the insured child is acquired and is 14 days old. The term insurance will expire on the date the child ceases to be an insured child.

Paid-Up Term Insurance--If the insured dies while the rider is in force, the term insurance in force on each insured child will be converted to paid-up term insurance. The paid-up term insurance on each child will terminate on the date the child ceases to be an insured child. Coverage under the rider may be surrendered at any time while the paid-up term insurance is in force for its net reserve on the date of surrender. However, if the rider is surrendered within 30 days after a certificate anniversary, the value will not be less than the net reserve on such anniversary. We will furnish a statement of the values for the coverage under the rider upon request.


Form 1082-94                          1

===================================Conversion===================================

Conversion--The owner may convert the insurance on the life of an insured child if such request is made:

- within 60 days before the term insurance on the life of an insured child expires;

-    during the insured child's lifetime; and

-    while the coverage under the rider is in force.

The owner may convert to a new individual policy. Evidence of insurability will not be required.

New Policy Description--The new policy will be issued:

- on any form of individual life insurance, other than term, being issued on the date of issue of the new policy;

-    on the life of the insured child only; and

- at the insured child's age and for the premium rates in use on the date of issue of the new policy.

The face amount may not be less than our minimum issue limit. The face amount may not be more than 5 times the amount of insurance under the rider on the insured child. The new policy will not become binding unless the first premium is paid during the lifetime of the insured child and within 31 days after the expiration of the term insurance under the rider.

The date of issue of the new policy will be the day after the expiration of the term insurance under the rider.

The new policy will be subject to any assignments outstanding against the rider. Riders will be available on the new policy subject to evidence of insurability and our consent. The time periods of the suicide and incontestability provisions of the new policy will expire on the same date as such provisions in the rider would have expired.

=====================================General====================================

Incontestability--Except for failure to pay the charges, coverage under the rider cannot be contested after it has been in force, during the insured's lifetime, for two years from its effective date. The insurance on any insured child named in the enrollment form cannot be contested after it has been in force, during the insured child's lifetime, for two years from the effective date of coverage under the rider.

Misstatement of Age--If the age of a child has been misstated and if the child would not have been an insured child upon his or her death if the age had been correctly stated, no benefit will be payable if the child dies. Any benefit paid to the beneficiary because of the death of such child will be repaid to us. If the age of the insured has been misstated, the termination date of the insured child's coverage will be based upon the insured's correct age.


Form 1082-94                          2

Termination--Coverage under the rider will terminate on the first to occur of:

-    the end of the grace period of a required premium in default; or

- the termination or maturity of the certificate except as provided in the Paid-Up Term Insurance provision; or

-    the day before the certificate anniversary nearest the insured's age 65; or

-    the end of the certificate month following a request for termination.

General--The Certificate Schedule will show the effective date of coverage under the rider.

Charges for this Certificate Rider are payable as part of the monthly deduction due under the certificate. The monthly charge is shown in the Table of Cost of Insurance Rates for the Children's Insurance Rider. Charges are payable until the certificate anniversary nearest the insured's age 65.

Except as otherwise provided, all conditions and provisions of the policy apply to the rider.

Executed at Worcester, Massachusetts.


         /s/ [Illegible]                            /s/ Richard M. Reilly
           Secretary                                      President


Form 1082-94                          3

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

=========================Accidental Death Benefit Rider=========================

This Certificate Rider is evidence that the insured is covered for this benefit under the rider attached to the group policy if it is shown in the Certificate Schedule. The insured under the certificate is the insured under the rider.

Benefit--We will pay the accidental death benefit when the principal office receives due proof that:

- the insured's death resulted directly and solely from accidental drowning or accidental bodily injury evidenced by a visible contusion or wound on the exterior of the body or by internal injuries shown by an autopsy; and

-    the insured's death occurred within 90 days after such injury; and

- the insured's injury and death occurred while coverage under the rider was in force.

If the accidental injury occurred while the insured was a fare paying passenger in or on a public conveyance operated by a common carrier for passenger service, the accidental death benefit will be doubled.

Unless requested otherwise, the benefit will be paid to the beneficiary entitled to the proceeds under the certificate and will be paid in the same manner.

Exclusions--The rider does not cover death which results directly or indirectly from:

-    suicide or attempted suicide, while sane or insane; or

-    the commission of a felony by the insured; or

-    war, declared or undeclared, or any act of war; or

-    travel or flight in or descent from any aircraft if the insured;

     -   is a pilot, officer or member of the crew; or

     - is traveling or flying for the purpose of descent from such aircraft while in flight; or

     -   is giving or receiving any kind of training or instructions; or

     -   has duties aboard such aircraft.

-    any physical or mental infirmity, illness or disease; or

- the entry into the body by any means, whether voluntary or involuntary, of:

     -   any excitant or hallucinogen; or


Form 1080-94

     - any narcotic, hypnotic or sedative, unless use is as prescribed by a physician acting within the scope of his license; or

     -   any poison or poisonous substance; or

     -   any gas or fumes, other than involuntarily in the course of employment.

Claim--Written notice of claim must be sent to the principal office within 91 days after the insured's death. Failure to furnish notice within such time will not void a claim if it is shown that notice was given as soon as was reasonably possible.

If a claim under the rider is denied, any other death benefits may be paid under the certificate without prejudice to the claim for, or the defense to, the accidental death benefit.

Incontestability--Except for failure to pay the charges, coverage under the rider cannot be contested after it has been in force, during the insured's lifetime, for two years from its effective date.

Termination--The coverage under the rider will terminate on the first to occur of:

-   the end of the grace period of a required premium in default; or

-   the termination or maturity of the certificate while the insured is alive;
    or

-   the day before the certificate anniversary nearest the insured's age 70; or

-   the end of the certificate month following a request for termination.

General--The Certificate Schedule will show:

-   the amount of the charges for the rider; and

-   the effective date of coverage under the rider; and

-   the accidental death benefit amount.

Charges for this Certificate Rider are payable as part of the monthly deduction due under the certificate. The monthly charge is shown in the Table of Cost of Insurance Rates for the Accidental Death Benefit Rider. Charges are payable until the certificate anniversary nearest the insured's age 70.

Except as otherwise provided, all conditions and provisions of the policy apply to the rider.

Executed at Worcester, Massachusetts.


         /s/ [Illegible]                            /s/ Richard M. Reilly
           Secretary                                      President


Form 1080-94

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

=============================Waiver of Premium Rider============================

This Certificate Rider is evidence that the insured is covered for this benefit under the rider attached to the group policy if it is shown in the Certificate Schedule. The insured under the certificate is the insured under the rider.

Benefit--While the insured is totally disabled, we will add to the certificate value the waiver of premium benefit. This benefit is the larger of:

-    the amount shown in Certificate Schedule; or

- the monthly deduction applicable to the face amounts and other riders covered by the rider.

The waiver of premium benefit is subject to:

-    our receipt of due proof of such total disability; and

-    evidence the total disability;

     -   began while the rider was in force; and

     -   began before the certificate anniversary nearest age 65; and

     -   has continued for at least 4 months; and

-     the other terms and conditions of the rider.

The benefit will begin with the certificate month following the date total disability begins or the certificate anniversary nearest age 5, if later. The benefit will not be provided for any period more than one year prior to the date we receive written notice of claim. We will credit the certificate value with any benefit which applies to the time during which benefits are payable.

If the insured's total disability occurs before the certificate anniversary nearest age 60, the benefit will end when total disability ends. If the total disability occurs on or after the certificate anniversary nearest age 60, the benefit will continue during such total disability but not beyond the certificate anniversary nearest age 65 or two years, whichever is longer.

Benefits will cease on the next monthly processing date following the end of a period of total disability.

Definitions of Total Disability--Total disability means the insured is unable to engage in an occupation as a result of disease or bodily injury. "Occupation" means to attend school if the insured is not old enough to legally end his or her formal education. Otherwise "occupation" means:


Form 1085-94                          1

- during the first 60 months of disability, the occupation of the insured when such disability began; and

- thereafter, any occupation for which the insured is or becomes reasonably fitted by training, education or experience.

Total loss of the following as a result of disease or bodily injury shall be deemed total disability:

-    speech; or

-    hearing in both ears; or

-    sight of both eyes; or

-    the use of both hands; or

-    the use of both feet; or

-    the use of one hand and one foot.

Risks Not Covered--No benefit will be provided if total disability results, directly or indirectly, from:

- an act of war, whether such war is declared or undeclared, and the insured is a member of the armed forces of a country or combination of countries; or

- any bodily injury occurring or disease first manifesting itself prior to the effective date of coverage under the rider. However, no claim for total disability commencing after two years from the effective date of coverage will be denied on the ground that the disease or impairment not excluded from coverage by name or specific description existed prior to the effective date of coverage under the rider.

Notice and Proof of Claim--Written notice of claim must be sent to the principal office:

-    during the lifetime of the insured; and

-    while the insured is totally disabled; and

-    not later than 12 months after coverage under the rider terminates.

Proof of claim must be sent to the principal office within 6 months of the notice of claim. Failure to give notice and proof within the time required will not void or reduce any claim if it can be shown that notice and proof were given as soon as was reasonably possible.

Proof of continued total disability must be furnished upon our request. Failure to do so will end the benefit. Such proof will include an authorization to disclose facts concerning the insured's health and may include medical exams of the insured conducted by physicians we choose. Such medical exam will be at our expense. After total disability has continued for 24 months, proof will not be required more than once a year nor after the certificate anniversary nearest age 65.


Form 1085-94                          2

Benefit Changes--The benefit may be changed by written request. Any increase is subject to:

-    evidence of insurability;

- the insured must be under age 60 and insurable according to our underwriting rules; and

- payment to us of the amount needed to keep the certificate in force if the surrender value is less than all charges due on the certificate.

No increases, when added to the existing benefit, may exceed the following limits:

                    ------------------------------------------
                              Maximum Benefit Table
                    ------------------------------------------
                                            Monthly Benefit
                          Attained           per $1,000
                            Age              Face Amount
                    ------------------------------------------
                            0-19               $1.00
                           20-29                1.25
                           30-39                2.00
                           40-49                3.00
                           50-54                4.00
                       55 and above             5.50
                    ------------------------------------------

The waiver of premium benefit will be reduced if it exceeds the maximum benefit after the face amount of the certificate is reduced. The monthly benefit may not exceed the amount shown in the Maximum Benefit Table.

The effective date of the changed benefit will be the first monthly processing date on or after the date all conditions are met. New certificate pages, including a Supplemental Insurance Charge Table will be issued. These pages will include the effective date of the change, the amount of the change and the insured's underwriting class.

Incontestability--Except for failure to pay the monthly deduction, this rider cannot be contested after the end of the following time periods:

- the initial benefit cannot be contested after coverage under the rider has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for 2 years from the effective date of coverage; and

- an increase in the benefit cannot be contested after the increased benefit has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from its effective date.

Termination:--Coverage under this rider will terminate on the first to occur of:

-    the end of the grace period of a required premium in default; or

-    the termination of the certificate; or


Form 1085-94                          3

- the day before the certificate anniversary nearest age 65, except as provided in the benefit provision; or

-    the end of the certificate month following a request for termination.

Rider Charge--Charges for this Certificate Rider are paid as a part of the monthly deduction due under the certificate.

The monthly charge is the waiver charge shown in the Table of Cost of Insurance Rates for the Waiver of Premium Rider multiplied by the greater of:

- the monthly cost of insurance charges applicable to the face amount and other riders covered by this rider; or

-    one-half of the waiver of premium benefit shown in the Certificate
     Schedule.

General--The Certificate Schedule will show the effective date of coverage under the rider.

When an increase in the face amount or an additional rider is applied for, waiver of premium coverage must also be requested. We reserve the right to decline issuance of the waiver of premium coverage for the increased face amount or additional rider benefit.

If total disability begins during the grace period of a required premium, such premium will be payable.

The waiver of premium benefit will not reduce any amount payable under the certificate.

Executed at Worcester, Massachusetts.


         /s/ [Illegible]                            /s/ Richard M. Reilly
           Secretary                                      President


Form 1085-94                          4

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

===============================Other Insured Rider==============================

This Certificate Rider is evidence that the insured is covered for this benefit under the rider attached to the group policy if it is shown in the Certificate Schedule. The insured under the certificate is the insured under the rider. "Other Insured" is each person other than the insured who is covered under the rider.

=====================================Benefit====================================

Benefit--We will pay the term insurance benefit upon receipt of due proof that an "other insured" died prior to his or her term expiry date while coverage under the rider is in force. Unless otherwise requested, the term insurance benefit will be paid to the owner.

An Other Insured Certificate Schedule Page shows for each "other insured":

-    the name and age;

-    the administrative charge, if any;

-    the term insurance benefit;

-    the effective date of term insurance; and

-    the term expiry date.


============================Benefit Change Provisions===========================

Change Provisions--The owner may change the amount of term insurance with respect to each "other insured" if such request is made:

-    during the lifetime of the "other insured"; and

-    by written request while coverage under the group policy is in force.

Increase--Any increase in the amount of term insurance is subject to:

-    evidence of insurability;

- the "other insured" must be under age 81 and insurable according to our underwriting rules;

- payment of an administrative charge not greater than the amount shown in the Certificate Schedule; and

- payment to us of the amount needed to keep the certificate in force if the surrender value of the certificate is less than all charges due on the certificate.


Form 1081-94                          1

The effective date of the increased amount of term insurance will be the first monthly processing date on or following the date all the conditions are met. A supplemental Other Insured Certificate Schedule will be issued. This schedule will include the following information for the additional amount of term insurance:

-    the name of the "other insured";

-    the effective date of the increased term insurance;

-    the amount of the increase in the term insurance; and

-    [the minimum monthly factor,] maximum premiums and cost of insurance rates.

No increase may be less than our minimum limit in effect on the date of the request.

Decrease--A request to decrease the amount of term insurance on an "other insured" will be effective on the monthly processing date following the date of the written request. Such term insurance will be decreased or eliminated in the following order:

-    first, the most recent increase;

-    second, the next most recent increase successively; and

-    finally, the original amount of term insurance.

A supplemental Other Insured Certificate Schedule will be issued. This schedule will include the following information:

-    the name of the "other insured";

-    the effective date of the decrease in the amount of term insurance; and

- the amount of the decrease in the term insurance and the benefit remaining in force; and

-    [the minimum monthly factor and] cost of insurance rates.

Term insurance on an "other insured" may not be reduced to less than our minimum issue limit.

We reserve the right to establish a minimum limit for the amount of any decrease.

===================================Conversion===================================

Conversion--The owner may convert the insurance on the life of an "other insured" if such request is made:

-     prior to the "other insured's" age 71;

-    during the "other insured's" lifetime; and


Form 1081-94                                 2

-    while coverage under the rider is in force.

Evidence of insurability will not be required.

New Policy Description--The new policy will be a flexible premium adjustable life insurance policy. The new policy will be issued:

-    on the life of the "other insured" only;

- for the same underwriting class which applies to the "other insured" under the rider; and

- at the "other insured's" age and for the rates in use on the date of issue of the new policy.

The date of issue of the new policy will be the monthly processing date following the date conversion is requested and the first premium is paid. Term insurance for the "other insured" ends when coverage under the new policy begins.

The face amount may not be less than our minimum issue limit. The face amount may not exceed the face amount in effect on the date conversion is requested.

The owner will pay an amount equal to the premium on the new policy. Riders will be available on the new policy subject to evidence of insurability and our consent. The time periods of the suicide and incontestability provisions of the new policy will expire on the same date as such provisions in the rider would have expired. The new policy will be subject to any assignments outstanding against the rider.

=====================================General====================================

Owner--The owner of the certificate is the owner of coverage under the rider. However, if the insured is the owner of the certificate at the time of the insured's death and there is no contingent owner named, each "other insured" will become the owner of the term insurance on his or her life.

Conversion Following Insured's Death--If the insured dies while coverage under the group policy and rider are in force, the owner may convert any "other insured" insurance within 90 days after the insured's death.

Conversion is subject to the conversion provisions. Term insurance will continue on the life of each covered "other insured" during the conversion period. This term insurance will begin on the date of the insured's death and will end on the first to occur of:

-    the expiration of the conversion period; or

-    the date of issue of the conversion policy.

Incontestability--Except for failure to pay the charges, term insurance with respect to each "other insured" cannot be contested after the expiration of the following time periods:

- the initial term insurance benefit cannot be contested after the term insurance has been in force during the "other insured's" lifetime for two years from the effective date of coverage; and


Form 1081-94                          3

- an increase in the term insurance as a result of a request by the owner which includes evidence of insurability cannot be contested after the increased amount has been in force during the "other insured's" lifetime for two years from its effective date.

Suicide Exclusion--The risk of suicide of an "other insured," while sane or insane, within two years of the effective date of the initial term insurance is not assumed. The beneficiary will receive the sum of the insurance charges paid.

The risk of the suicide of an "other insured," while sane or insane within two years of the effective date of any increase in the term insurance amount as a result of a request by the owner which includes evidence of insurability is also not assumed to the extent of such increase. The beneficiary will receive the insurance charges paid for such increase.

Misstatement of Age--If the age of an "other insured" has been misstated, the amount payable under the rider will be such as the charges paid on the last monthly processing date would have purchased at the "other insured's" correct age.

Charges--Charges for this certificate rider are payable as part of the monthly deduction due under the certificate.

The maximum charges for each year for each "other insured" are shown in the Other Insured Certificate Schedule. There may be no more than five "other insured's" under the certificate rider.

Termination--The coverage under the rider will terminate on the first to occur of:

-    the end of the grace period of a required premium in default; or

-    the termination or maturity of the certificate; or

-    the end of the certificate month following a request for termination.

Term insurance will terminate with respect to an "other insured" on such "other insured's" term expiry date.

General--The Certificate Schedule will show:

-    the effective date of coverage under the rider; and

-    the term insurance amount for each "other insured."

Except as otherwise provided, all conditions and provisions of the group policy apply to the rider.

Executed at Worcester, Massachusetts.


         /s/ [Illegible]                            /s/ Richard M. Reilly
           Secretary                                      President


Form 1081-94                          4

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                 OPTION TO ACCELERATE DEATH BENEFITS ENDORSEMENT

This Certificate Endorsement is evidence that the insured is covered for this benefit under the endorsement attached to the group policy. The insured under the certificate is the insured under the endorsement. The endorsement does not apply to any benefits provided by rider.

Benefit--While the endorsement is in force, the owner may elect to receive a portion of the death proceeds, called the "living benefit," prior to the insured's death either the terminal illness option or the nursing home option, subject to the definitions, conditions and limitations in the endorsement.

Definitions -- "Option amount" means that portion of the death benefit which the owner elects to apply under this option. The option amount must be at least $25,000, and may not exceed the lesser of:

-   one-half of the death benefit on the date the option is elected; or

- the amount that would reduce the face amount to our minimum issue limit for the certificate; or

-   $250,000.

"Option percentage" is the option amount divided by the death benefit.

"Living benefit" is the option amount which has been reduced for interest and other factors. It is equal to the lump sum benefit under this endorsement, and is the amount used to determine the monthly benefit. The living benefit will not be less than the surrender value of the certificate multiplied by the option percentage. The following factors will be used to calculate the living benefit:

-   age;

-   sex, unless the certificate is issued on a unisex basis;

-   life expectancy;

-   certificate value;

-   debt;

- rate of interest currently being credited to the certificate value including those values which are subject to debt;

-   face amount;

-   current insurance charges;

-   death benefit option;


End 249-94                            1

-   administrative charges; and

-   an expense charge of [$150].

An amount equal to the debt multiplied by the option percentage will be deducted from the living benefit. The remaining debt will continue in force.

The assumptions we use to calculate the living benefit may change from time to time. The factors used to compute the living benefit will be set and changed only prospectively; this is, based on changes in future expectations. We will not change these factors to recoup any prior losses or distribute past gains under the endorsement.

"Eligible nursing home" means an institution or special nursing unit of a hospital which meets at least one of the following requirements:

1.  it is Medicare - approved as a provider of skilled nursing care services; or

2. it is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

3.  it meets all the requirements listed below:

    -  it is licensed as a nursing home by the state in which it is located;

    - its main function is to provide skilled, intermediate or custodial nursing care;

    - it is engaged in providing continuous room and board accommodations to 3 or more persons;

    - it is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);

    -  it maintains a daily medical record of each patient; and

    -  it maintains control and records for all medications dispensed.

Institutions which primarily provide residential facilities are not eligible nursing homes.

"Proof of claim satisfactory to us" will include:

- a request signed by the insured to disclose all facts concerning the insured's health;

-   records of the attending physician, including a prognosis of the insured;
    and

- if requested by us, and at our expense, a medical examination of the insured, conducted by a physician of our choice.

Conditions -- Upon written request, the owner may elect to receive payment under one of the accelerated death benefit options subject to the following conditions:


End 249-94                            2

-   coverage under the policy is in force;

- a written consent has been given by any collateral assignee, irrevocable beneficiary and the insured if other than the owner; and

-   the insured qualifies for the option elected.

Terminal Illness Option -- If the owner provides proof of claim satisfactory to us that the insured's life expectancy is 12 months or less, the owner may elect to receive equal monthly payments for 12 months. For each $1,000 of living benefit, each payment will be at least [$85.21]. This assumes an annual interest rate of [5]%.

If the insured dies before all the payments have been made, we will pay the beneficiary in one sum the present value of the remaining payments due under this option calculated at the interest rate we used to determine those payments.

If the owner does not wish to receive monthly payments, the owner may elect to receive an amount equal to the living benefit in a lump sum.

Nursing Home Option -- If:

1. the insured is confined to an eligible nursing home and has been confined there continuously for the preceding six months; and

2. proof of claim satisfactory to us is provided that the insured is expected to remain in the nursing home until death; then the owner may elect level monthly payments for the number of years shown in the table that follows. For each $1,000 of living benefit, each payment will be at least the minimum amount shown in that table. The table assumes an annual interest rate of [5]%.

If the insured dies before all the payments have been made, we will pay the beneficiary in one sum the present value of the remaining payments under this option calculated at the interest rate we used to determine those payments.

The owner may elect a longer payment period than that shown in the table. If the owner does, monthly payments will be reduced so that the present value of the monthly payment for the longer payment period is equal to the present value of the payments for the period shown in the table, calculated at an interest rate of at least [5]%.

We reserve the right to set a maximum monthly benefit, which will not be less than $[5,000].

If the owner does not wish to receive monthly payments, the owner may elect to receive an amount equal to the living benefit in a single sum.


End 249-94                            3

 Payment        Minimum Monthly          Payment        Minimum Monthly          Payment        Minimum Monthly
Period In      Payment for each         Period In      Payment for each         Period In      Payment for each
 Years      $1,000 of Living Benefit      Years     $1,000 of Living Benefit      Years     $1,000 of Living Benefit
  [1                $85.21                 11               $9.77                  21                $6.33
   2                $43.64                 12               $9.16                  22                $6.17
   3                $29.80                 13               $8.64                  23                $6.02
   4                $22.89                 14               $8.20                  24                $5.88
   5                $18.74                 15               $7.82                  25                $5.76
   6                $15.99                 16               $7.49                  26                $5.65
   7                $14.02                 17               $7.20                  27                $5.54
   8                $12.56                 18               $6.94                  28                $5.45
   9                $11.42                 19               $6.71                  29                $5.36
  10                $10.51                 20               $6.51                  30                $5.28]

Effect on Certificate -- The death benefit of the certificate will be decreased by the option amount. Such decrease will be effective on the monthly processing date following the date of the written request. Existing insurance will be decreased or eliminated in the following order:

-   first, the most recent increase;

-   second, the next most recent increases successively; and

-   last, the initial face amount.

[A surrender charge applicable to the decrease in the face amount will be waived. The amount of the charge which is waived will be:

- the surrender charge applicable to any increased face amount which is eliminated in the order set forth above; plus

- a pro-rata share of the surrender charge applicable to a partial reduction in an increase or in the original face amount.]

New specification pages will be issued. These pages will include the following information:

-   the effective date of the decrease;

-   the amount of the decrease and the benefit remaining in force;

[-  the revised surrender charge;]

[-  the revised minimum monthly factor, if any;] and

-   the new maximum premiums.


End 249-94                            4

The certificate value will be reduced in the same proportion as the reduction in the face amount. Riders will continue in force.

Exclusion -- No benefit will be paid under the endorsement if a claim results, directly or indirectly, from a suicide attempt or a self-inflicted injury (while sane or insane) for any period during which a suicide exclusion is applicable.

Termination -- The coverage under the endorsement will terminate on the first to occur of:

-   the end of the grace period of a required premium in default; or

-   the termination or maturity of the certificate while the insured is alive;
    or

-   the end of the certificate month following a request for termination.

General -- The Certificate Schedule will show the effective date of the endorsement.

The living benefit will be made available to the owner on a voluntary basis only. Accordingly:

(a) If the owner is required by law to exercise this option to satisfy the claim of creditors, whether in bankruptcy or otherwise, the owner is not eligible for this benefit.

(b) If the owner is required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, the owner is not eligible for this benefit.

Except as otherwise provided, all conditions and provisions of the policy apply to the endorsement.

Executed at Worcester, Massachusetts.


         /s/ [Illegible]                          /s/ Richard M. Reilly
           Secretary                                    President

End 249-94 MA                         5